Ali Zamani Appointed to Board of Directors of Applied Minerals, Inc.

NEW YORK -- February 5, 2014 -- Applied Minerals, Inc. (the “Company”, “Applied Minerals”) (OTCQB & OTCBB: AMNL), a leading global producer of halloysite clay and high-grade natural iron oxide, is pleased to announce the appointment of Ali Zamani to its Board of Directors.

Mr. Zamani presently serves on the Board of Directors of Kaizen Discovery (TSX.V: KZD), a technology-focused mineral exploration company.  From July 2012 to December 2013, Mr. Zamani was a Principal at SLZ Capital Management, a New York-based asset management firm.  From 2004 through 2012, Mr. Zamani was a senior investment professional at Goldman Sachs Investment Partners and Goldman Sachs Principal Strategies.  While at Goldman Sachs, he managed a portfolio focused on the energy, materials, utilities and industrials sectors.  From 2002 through 2004, Mr. Zamani was a mergers and acquisitions analyst focused on the energy and utilities sectors at Dresdner Kleinwort Wasserstein, a boutique New York-based investment bank. Mr. Zamani holds a B.S. in Economics from the Wharton School at the University of Pennsylvania, where he graduated magna cum laude.

“We are very pleased to welcome Ali to the Applied Minerals Board of Directors,” said John F. Levy, Chairman of the Board. “Ali has significant financial markets experience in addition to a strong understanding of the minerals, advanced materials and industrial sectors.  His skill set will be of great value to the Board and the Company.”

The appointment of Mr. Zamani brings the total number of directors to six of which four are independent.

About Applied Minerals

Applied Minerals is the leading producer of halloysite clay and advanced natural iron oxide solutions from its wholly-owned Dragon Mine property in Utah.  Halloysite is aluminosilicate clay that forms naturally occurring nanotubes.  In addition to serving the traditional halloysite markets for use in technical ceramics and catalytic applications, the Company has developed niche applications that benefit from the tubular morphology of its halloysite. These applications include carriers of active ingredients in paints, coatings and building materials, environmental remediation, agricultural applications and high-performance additives & fillers for plastic composites.  Applied Minerals markets its halloysite products under the Dragonite™ trade name.

The Dragon Mine also contains an advanced natural iron oxide resource consisting of Goethite and Hematite. Combining ultra-high purity and consistent quality, the inherent properties of iron oxide from the Dragon Mine allow for a wide range of end uses in pigment and technical applications.  Applied Minerals markets its comprehensive line of advanced natural iron oxide pigments under the AMIRON™ trade name.

Additional information on the Company can be found at www.appliedminerals.com.

# # #

Safe harbor statements under the Private Securities Litigation Reform Act of 1995 for Applied Minerals, Inc.: Some statements contained or implied in this news release may be considered forward-looking statements, which by their nature are uncertain. Consequently, actual results could materially differ. For more detailed information concerning how risks and uncertainties could affect the Company's financial results, please refer to Applied Minerals’ most recent filings with the SEC. The Company assumes no obligation to update any forward-looking information.

Investor Relations Contact:
Jordan M. Darrow
Darrow Associates
631-367-1866
jdarrow@darrowir.com